Exhibit 99.1

NVIDIA COMPLETES ACQUISITION OF ULI ELECTRONICS

SANTA CLARA, CA—FEBRUARY 21, 2006—NVIDIA Corporation (Nasdaq: NVDA), the worldwide leader in programmable graphics processor technologies, today announced that it has completed the acquisition of ULi Electronics, Inc., a leading developer of core logic technology.

The acquisition represents the Company’s ongoing investment in its platform solution strategy and is expected to strengthen its sales, marketing, and customer engineering presence in Taiwan and China.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, California and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com

Certain statements in this press release including, but not limited to, our investments in programmable graphics processor technologies and the impact of our acquisition of ULi Electronics, Inc. are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Such risks and uncertainties include, but are not limited to, manufacturing delays or defects, software bugs, difficulties in the development of new and enhanced products, the impact of technological development, the impact of competition including competitive products and pricing alternatives, not realizing the anticipated benefits of the acquisition, loss of sales and marketing employees in Taiwan and China, loss of customers post acquisition  and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for its quarter ended October 30, 2005.  These forward-looking statements speak only as of the date of this release.  NVIDIA disclaims any obligation to update these forward-looking statements.

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